Exhibit 99.1

1049 Camino Dos Rios Thousand Oaks, CA 91360-2362

NEWSRELEASE

TELEDYNE TECHNOLOGIES REPORTS
FOURTH QUARTER RESULTS

THOUSAND OAKS, Calif. – February 2, 2017 – Teledyne Technologies Incorporated (NYSE:TDY)

•	Fourth quarter sales from continuing operations of $552.9 million

•	Fourth quarter GAAP earnings per diluted share from continuing operations of $1.49

•	Announced pending acquisition of e2v technologies plc

•	Excluding pretax charges of $7.9 million ($0.16 per share) related to the e2v transaction, fourth quarter earnings per share of $1.65, a non-GAAP measure

•	Acquired Hanson Research and assets of IN USA

Teledyne today reported fourth quarter 2016 sales from continuing operations of $552.9 million, compared with sales from continuing operations of $594.7 million for the fourth quarter of 2015, a decrease of 7.0%. Net income from continuing operations was $53.4 million ($1.49 per diluted share) for the fourth quarter of 2016, compared with $56.2 million ($1.59 per diluted share) for the fourth quarter of 2015, a decrease of 5.0%. The fourth quarter of 2016 includes $7.9 million in acquisition related costs for the pending acquisition of e2v technologies plc (“e2v”). The fourth quarter earnings outlook issued by the company’s management on November 3, 2016, did not include charges related to the e2v transaction announced on December 12, 2016. Net income attributable to Teledyne was $53.0 million ($1.48 per diluted share) for the fourth quarter of 2016, compared with $55.5 million ($1.57 per diluted share) for the fourth quarter of 2015, a decrease of 4.5%. The fourth quarter of 2016 contained 13 weeks and the fourth quarter of 2015 contained 14 weeks.

“We concluded 2016 with our strongest quarter of the year.  Furthermore, we generated record full year cash from operations,” said Robert Mehrabian, Chairman, President and Chief Executive Officer.  “Most of our commercial businesses are now growing, marine instrumentation comparisons will ease significantly in 2017, and our government businesses have begun to recover.  Our year-end backlog was approximately $120 million greater than last year.  We closed two bolt-on acquisitions in the fourth quarter, and we were pleased to announce the pending acquisition of e2v, our largest transaction to date. I am personally very excited about the pending acquisition of e2v, as every business in its portfolio is complementary to Teledyne. From industrial machine vision to space-based imaging, microwave devices spanning radar to radiotherapy, and specialty semiconductors through micro electro-mechanical systems, our respective capabilities and engineering-centric cultures are truly a great fit.”

Full Year 2016
Total year sales from continuing operations for 2016 were $2,139.8 million, compared with $2,281.5 million for 2015, a decrease of 6.2%. Net income from continuing operations was $192.9 million ($5.43 per diluted share) for fiscal year 2016, compared with $198.0 million ($5.51 per diluted share) for fiscal year 2015, a decrease of 2.6%.
Net income attributable to Teledyne was $190.9 million ($5.37 per diluted share) for 2016, compared with $195.8 million ($5.44 per diluted share) for 2015, a decrease of 2.5%.  Total year 2016 and 2015 reflected pretax charges totaling $14.1 million and $8.4 million, respectively, for severance charges, facility consolidation and asset impairment charges. Net income for 2016 and 2015 also included net discrete tax benefits of $10.9 million and $9.8 million, respectively. The 2016 amount included tax benefits of $8.5 million due to the early adoption of Financial Accounting Standards Board’s Accounting Standards Update (“ASU”) 2016-19 related to share-based accounting. Fiscal year 2016 contained 52 weeks and fiscal year 2015 contained 53 weeks.

Review of Operations (Comparisons are with the fourth quarter of 2015, unless noted otherwise.) The results reflect the classification of our Printed Circuit Technology (“PCT”) business as a discontinued operation, which was sold in the third quarter of 2016, for $9.3 million in cash, resulting in no gain or loss. The PCT business was previously reported as part of the Aerospace and Defense Electronics segment.

Instrumentation
The Instrumentation segment’s fourth quarter 2016 sales were $224.6 million, compared with $266.3 million, a decrease of 15.7%. Fourth quarter 2016 operating income was $30.2 million, compared with $44.6 million, a decrease of 32.3%.
The fourth quarter 2016 sales decrease primarily resulted from lower sales of marine instrumentation partially offset by increased sales of electronic test and measurement and environmental instrumentation. Sales for marine instrumentation decreased $51.8 million and primarily reflected lower sales of interconnect systems and other marine sensors for energy exploration and production. Sales of test and measurement instrumentation increased $6.3 million and included $5.2 million in incremental sales from recent acquisitions. Sales of environmental instrumentation increased $3.8 million and included $2.4 million in incremental sales from recent acquisitions. The decrease in operating income was due to the impact of lower sales and lower margins for marine instrumentation, partially offset by greater sales and margins for environmental and test and measurement instrumentation.

Digital Imaging
The Digital Imaging segment’s fourth quarter 2016 sales were $110.9 million, compared with $102.1 million, an increase of 8.6%. Operating income was $15.3 million for the fourth quarter of 2016, compared with $11.5 million, an increase of 33.0%.
The fourth quarter 2016 sales primarily reflected higher sales of machine vision cameras for industrial and semiconductor applications, X-ray detectors for life sciences, micro electro-mechanical systems (“MEMS”) and geospatial software. The fourth quarter 2016 sales included $3.0 million in incremental sales from a recent acquisition. The increase in operating income in the fourth quarter of 2016 primarily reflected the impact of higher sales, favorable product mix and $1.2 million in lower severance and facility consolidation costs, compared with the fourth quarter of 2015.

Aerospace and Defense Electronics
The Aerospace and Defense Electronics segment’s fourth quarter 2016 sales were $151.8 million, compared with $148.6 million, an increase of 2.2%. Operating income was $29.1 million for the fourth quarter of 2016, compared with $22.4 million, an increase of 29.9%.
The fourth quarter 2016 sales reflected $4.9 million of higher sales of avionics products and electronic relays and $3.9 million of higher sales of electronic manufacturing services products, partially offset by $5.6 million of lower sales of microwave and interconnect systems. Operating income in the fourth quarter of 2016 reflected the impact of higher sales, as well as overall improved margins, favorable product mix and higher pension income of $0.8 million.

Engineered Systems
The Engineered Systems segment’s fourth quarter 2016 sales were $65.6 million compared with $77.7 million, a decrease of 15.6%. Operating income was $9.9 million for the fourth quarter of 2016, compared with $8.7 million, an increase of 13.8%.
The fourth quarter 2016 sales reflected $10.6 million of lower sales of engineered products and services and $4.0 million of lower sales of energy systems products, partially offset by $2.5 million of higher sales of turbine engines. The lower sales of engineered products and services primarily resulted from decreased sales of space and marine manufacturing programs. The lower energy systems sales reflected lower sales of commercial hydrogen generators, as well as government energy systems. Operating income in the fourth quarter of 2016 reflected improved sales and margins for turbine engines and higher pension income of $0.6 million, partially offset by the impact of lower sales.

Additional Financial Information
Cash Flow
Cash provided by operating activities from continuing operations was $63.9 million for the fourth quarter of 2016, compared with $61.1 million. The higher cash provided by operating activities in the fourth quarter of 2016 reflected lower income tax payments, partially offset by higher working capital. At January 1, 2017, cash totaled $98.6 million and total debt, including capital lease obligations, was $617.8 million. At January 1, 2017, no amounts were outstanding under the $750.0 million credit facility. In December 2016, the Company entered into an amendment relating to term loans of $182.5 million in aggregate principal amount (the “Term Loans”) to extend the maturity date of the Term Loans from March 2019 to January 2022 and extending the date on which amortization of principal begins; and generally lowering the applicable rate for base rate and Eurocurrency loans. The other material terms of the Term Loans, including covenants, remain unchanged. The company received $9.4 million from the exercise of stock options in the fourth quarter of 2016, compared with $5.5 million. Capital expenditures for the fourth quarter of 2016 were $42.7 million, compared with $15.4 million. The 2016 amount includes $26.0 million for a facility purchase pursuant to a 1031 like-kind exchange. Depreciation and amortization expense for the fourth quarter of 2016 was $22.1 million, compared with $22.2 million. In the fourth quarter of 2016, Teledyne completed the acquisitions of two instrumentation businesses for initial aggregate cash consideration of approximately $35.2 million, net of cash acquired. In December 2016, Teledyne and e2v technologies plc jointly announced that they reached agreement on the terms of a recommended cash acquisition to be made by Teledyne for the ordinary share capital of e2v by means of a Scheme of Arrangement (the “Offer”). Under the terms of the Offer, e2v’s ordinary shareholders will receive 275 pence in cash for each e2v share valuing the entire issued and to be issued ordinary share capital of e2v at approximately £620 million on a fully diluted basis. In connection with the offer, Teledyne, together with certain of its subsidiaries as guarantors, has entered into a Credit Agreement (the “Bridge Facility”) dated December 11, 2016. The lenders under the Bridge Facility are committed to lend up to £345 million to fund the acquisition, and Teledyne has committed to have remain available for borrowing up to $410 million under its $750 million credit facility to fund the acquisition. No amounts have been drawn against the Bridge Facility to date. It is expected that, subject to the satisfaction or waiver of all relevant conditions, the acquisition will be completed in the first half of 2017.

Free Cash Flow (a)	Fourth Quarter		Total Year
(in millions, brackets indicate use of funds)	2016	2015	2016	2015
Cash provided by operating activities from continuing operations	$63.9	$61.1	$316.2	$207.5

Capital expenditures for property, plant and equipment, excluding facility purchase	(16.7)	(15.4)	(61.6)	(46.7)
Facility purchase pursuant to 1031 like-kind exchange	(26.0)	—	(26.0)	—
Total capital expenditures	(42.7)	(15.4)	(87.6)	(46.7)
Free cash flow	21.2	45.7	228.6	160.8
Restricted cash utilized for 1031 like-kind exchange facility purchase	19.5	—	19.5	—
Adjusted free cash flow	$40.7	$45.7	$248.1	$160.8
(a) The company defines free cash flow as cash provided by operating activities from continuing operations (a measure prescribed by generally accepted accounting principles) less capital expenditures for property, plant and equipment. Adjusted free cash flow reflects utilization of restricted cash from the sale of a former operating facility which funded, in part, the facility purchase pursuant to a 1031 like-kind exchange. The company believes that this supplemental non-GAAP information is useful to assist management and the investment community in analyzing the company’s ability to generate cash flow.

Income Taxes
The effective tax rate for the fourth quarter of 2016 was 12.0% compared with 19.0%. The fourth quarter of 2016 reflected net discrete income tax benefits of $9.4 million compared with $1.3 million. The 2016 amount included a $2.7 million income tax benefit due to the adoption of ASU 2016-09 related to share-based accounting. Excluding the net discrete income tax benefits in both periods, the effective tax rates would have been 27.6% for the fourth quarter of 2016 and 20.8% for the fourth quarter of 2015. The lower rate in the fourth quarter of 2015 primarily reflected the permanent extension of research and development tax credits, retroactive to January 1, 2015, which reduced the fourth quarter 2015 tax provision by approximately $5.9 million.

Other
Stock option expense was $2.8 million for the fourth quarter of 2016, compared with $2.5 million. Pension income was $0.6 million for the fourth quarter of 2016 compared with pension expense of $1.1 million. Interest expense, net of interest income, was $6.0 million for both the fourth quarter of 2016 and 2015. Interest expense in the fourth quarter of 2016 reflects $0.5 million in fees related to the Bridge Facility. Corporate expense increased to $13.4 million for the fourth quarter of 2016, compared with $10.1 million, and reflected higher professional fees expense, including $1.9 million related to the pending e2v acquisition. Other expense was $4.4 million for the fourth quarter of 2016 compared with $1.7 million. The fourth quarter of 2016 reflected $5.5 million of expense for a foreign currency hedge contract related to the pending e2v acquisition.

Outlook
Based on its current outlook, and excluding the e2v transaction, the company’s management believes that first quarter 2017 earnings per diluted share will be in the range of $1.15 to $1.17 and full year 2017 earnings per diluted share will be in the range of $5.40 to $5.50. The company’s effective tax rate for 2017 is expected to be 28.0%, before discrete items.

Forward-Looking Statements Cautionary Notice
This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, relating to earnings, growth opportunities, acquisitions and divestitures, product sales, capital expenditures, pension matters, stock option compensation expense, interest expense, taxes, exchange rate fluctuations, cost reductions, facility consolidation costs, severance expenses and strategic plans. Forward-looking statements are generally accompanied by words such as “estimate”, “project”, “predict”, “believes” or “expect”, that convey the uncertainty of future events or outcomes. All statements made in this press release that are not historical in nature should be considered forward-looking.
Actual results could differ materially from these forward-looking statements. Many factors could change the anticipated results, including: disruptions in the global economy; changes in demand for products sold to the defense electronics, instrumentation, digital imaging, energy exploration and production, commercial aviation, semiconductor and communications markets; funding, continuation and award of government programs; cuts to defense spending resulting from existing and future deficit reduction measures; risks associated with our pending acquisition of e2v, including failure to satisfy closing conditions and failure to successfully integrate the to be acquired business; impacts from the United Kingdom's decision to exit the European Union; uncertainties related to the policies of the new U.S. Presidential Administration; and threats to the security of our confidential and proprietary information, including cyber security threats. Continued lower oil and natural gas prices, as well as instability in the Middle East or other oil producing regions, and new regulations or restrictions relating to energy production, including with respect to hydraulic fracturing, could further negatively affect the company’s businesses that supply the oil and gas industry. Increasing fuel costs could negatively affect the markets of our commercial aviation businesses. In addition, financial market fluctuations affect the value of the company’s pension assets.
Changes in the policies of U.S. and foreign governments, including economic sanctions, could result, over time, in reductions or realignment in defense or other government spending and further changes in programs in which the company participates.
While the company’s growth strategy includes possible acquisitions, including the pending e2v transaction, we cannot provide any assurance as to when, if or on what terms any acquisitions will be made. Acquisitions involve various inherent risks, such as, among others, our ability to integrate acquired businesses, retain customers and achieve identified financial and operating synergies. There are additional risks associated with acquiring, owning and operating businesses internationally, including those arising from U.S. and foreign policy changes and exchange rate fluctuations.
While the company believes its internal and disclosure control systems are effective, there are inherent limitations in all control systems, and misstatements due to error or fraud may occur and may not be detected.
Readers are urged to read the company’s periodic reports filed with the Securities and Exchange Commission (“SEC”) for a more complete description of the company, its businesses, its strategies and the various risks that the company faces. Various risks are identified in Teledyne’s 2015 Annual Report on Form 10-K and subsequent Form 10-Q’s. The company assumes no duty to publicly update or revise any forward-looking statements, whether as a result of new information or otherwise.
A live webcast of Teledyne’s fourth quarter earnings conference call will be held at 11:00 a.m. (Eastern) on Thursday, February 2, 2017. To access the call, go to www.teledyne.com approximately ten minutes before the scheduled start time. A replay will also be available for one month starting at 12:00 p.m. (Eastern) on Thursday, February 2, 2017.
Pending Acquisition of e2v
On December 12, 2016, the board of directors of Teledyne and e2v announced that they had reached agreement on the terms of a recommended cash offer by Teledyne, through a wholly-owned subsidiary, for the entire issued and to be issued share capital of e2v.
On January 25, 2017, the board of e2v announced the results of the court meeting and the general meeting held in connection with the Offer made by Teledyne to be implemented by means of a scheme of arrangement under Part 26 of the Companies Act 2006 (the “Scheme”).  At the court meeting and the general meeting, the e2v shareholders voted in favor of the resolution to approve the Scheme at the court meeting; and the e2v shareholders voted to pass the special resolution at the general meeting to approve the implementation of the Scheme.
Notice to Non-UK e2v Shareholders
The Offer is not being made, directly or indirectly, in or into or by use of the mails or any other means or instrumentality (including, without limitation, telephonic or electronic) of interstate or foreign commerce of, or any facility of a national, state or other securities exchange of, a jurisdiction where local laws or regulations may result in a significant risk of civil, regulatory or criminal exposure if information concerning the Offer is sent or made available in that jurisdiction (a “Restricted Jurisdiction”), and no person may vote in favor of the Offer by any such use, means, instrumentality or facility or from within a Restricted Jurisdiction. Accordingly, formal documentation relating to the Offer is not being, and must not be, directly or indirectly, mailed or otherwise forwarded or distributed in, into or from a Restricted Jurisdiction and persons such documentation (including custodians, nominees and trustees) must not distribute or send it in, into or from a Restricted Jurisdiction. In the event that the Offer is implemented by way of a takeover offer and extended into the U.S., Teledyne will do so in satisfaction of the procedural and filing requirements of the U.S. securities laws at that time, to the extent applicable thereto. The Offer relates to the shares of an English company and is being made by means of a scheme of arrangement provided for under the laws of England and Wales. The Scheme relates to the shares of an English company that is a “foreign private issuer” as defined under Rule 3b-4 under the U.S. Exchange Act of 1934 (as amended) (the “U.S. Exchange Act”). A transaction effected by means of a scheme of arrangement is not subject to the shareholder vote, proxy solicitation and tender offer rules under the U.S. Exchange Act. Accordingly, the Scheme will be subject to the disclosure requirements and practices applicable in the UK to schemes of arrangement, which differ from the disclosure requirements and practices of U.S. shareholder vote, proxy solicitation and tender offer rules. However, if Teledyne were to elect to implement the Offer by means of a takeover offer, such takeover offer will be made in compliance with all applicable laws and regulations, including Section 14(e) of the U.S. Exchange Act and Regulation 14E thereunder. Such takeover offer would be made in the U.S. by Teledyne and no one else.
The availability of the Offer to e2v Shareholders who are not resident in and citizens of the United Kingdom may be affected by the laws of the relevant jurisdictions in which they are located or of which they are citizens. Persons who are not resident in the United Kingdom should inform themselves of, and observe, any applicable legal or regulatory requirements of their jurisdictions. Further details in relation to non-UK shareholders are contained in the Offer documentation.
Neither the U.S. Securities and Exchange Commission nor any U.S. state securities commission has approved or disapproved any offer, or passed comment upon the adequacy or completeness of this document.

Contact:	Jason VanWees
(805) 373-4542

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
FOR THE FOURTH QUARTER AND TWELVE MONTHS ENDED
JANUARY 1, 2017 AND JANUARY 3, 2016
(Unaudited - in millions, except per share amounts)

	Fourth Quarter	Fourth Quarter	Twelve Months	Twelve Months
	2016	2015	2016	2015
Net sales	$552.9	$594.7	$2,139.8	$2,281.5
Costs and expenses:
Costs of sales	340.0	372.7	1,308.8	1,409.6
Selling, general and administrative expenses (a)	141.8	144.9	574.1	586.3
Total costs and expenses	481.8	517.6	1,882.9	1,995.9
Operating income	71.1	77.1	256.9	285.6
Interest expense, net (a)	(6.0)	(6.0)	(23.2)	(23.9)
Other income/(expense), net (a)	(4.4)	(1.7)	10.8	0.4
Income before income taxes	60.7	69.4	244.5	262.1
Provision for income taxes	7.3	13.2	51.6	64.1
Net income from continuing operations	53.4	56.2	192.9	198.0
Loss from discontinued operations, net of income taxes	(0.4)	(0.7)	(2.0)	(2.5)
Net income	53.0	55.5	190.9	195.5
Noncontrolling interest	—	—	—	0.3
Net income attributable to Teledyne	$53.0	$55.5	$190.9	$195.8

Diluted earnings per common share:
Continuing operations	$1.49	$1.59	$5.43	$5.51
Discontinued operations	(0.01)	(0.02)	(0.06)	(0.07)
Diluted earnings per common share	$1.48	$1.57	$5.37	$5.44

Weighted average diluted common shares outstanding	35.9	35.4	35.5	36.0

(a)
The fourth quarter and total year 2016 includes pretax charges of $7.9 million related to the pending acquisition of e2v technologies plc, of which, $1.9 million was recorded to selling, general and administrative expenses, $0.5 million was recorded to interest expense and $5.5 million was recorded as other expense.

TELEDYNE TECHNOLOGIES INCORPORATED
SUMMARY OF SEGMENT NET SALES AND OPERATING INCOME
FOR THE FOURTH QUARTER AND TWELVE MONTHS ENDED
JANUARY 1, 2017 AND JANUARY 3, 2016
(Unaudited - in millions)

	Fourth Quarter	Fourth Quarter	% Change	Twelve Months	Twelve Months	% Change
	2016	2015		2016	2015
Net sales:
Instrumentation	$224.6	$266.3	(15.7)%	$876.7	$1,051.1	(16.6)%
Digital Imaging	110.9	102.1	8.6%	398.7	379.0	5.2%
Aerospace and Defense Electronics	151.8	148.6	2.2%	605.8	576.8	5.0%
Engineered Systems	65.6	77.7	(15.6)%	258.6	274.6	(5.8)%
Total net sales	$552.9	$594.7	(7.0)%	$2,139.8	$2,281.5	(6.2)%
Operating income:
Instrumentation	$30.2	$44.6	(32.3)%	$109.8	$171.0	(35.8)%
Digital Imaging	15.3	11.5	33.0%	45.9	40.0	14.8%
Aerospace and Defense Electronics	29.1	22.4	29.9%	115.2	88.7	29.9%
Engineered Systems	9.9	8.7	13.8%	32.1	26.1	23.0%
Corporate expense (a)	(13.4)	(10.1)	32.7%	(46.1)	(40.2)	14.7%
Operating income	71.1	77.1	(7.8)%	256.9	285.6	(10.0)%
Interest expense, net (a)	(6.0)	(6.0)	—%	(23.2)	(23.9)	(2.9)%
Other income/(expense), net (a)	(4.4)	(1.7)	158.8%	10.8	0.4	*
Income before income taxes	60.7	69.4	(12.5)%	244.5	262.1	(6.7)%
Provision for income taxes	7.3	13.2	(44.7)%	51.6	64.1	(19.5)%
Net income from continuing operations	53.4	56.2	(5.0)%	192.9	198.0	(2.6)%
Loss from discontinued operations, net of income taxes	(0.4)	(0.7)	(42.9)%	(2.0)	(2.5)	(20.0)%
Net income	53.0	55.5	(4.5)%	190.9	195.5	(2.4)%
Noncontrolling interest	—	—	*	—	0.3	(100.0)%
Net income attributable to Teledyne	$53.0	$55.5	(4.5)%	$190.9	$195.8	(2.5)%

(a)
The fourth quarter and total year 2016 includes pretax charges of $7.9 million related to the pending acquisition of e2v technologies plc, of which, $1.9 million was recorded as corporate expense, $0.5 million was recorded to interest expense and $5.5 million was recorded as other expense.

* not meaningful

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited – in millions)

	January 1, 2017	January 3, 2016
ASSETS
Cash	$98.6	$85.1
Accounts receivable, net	383.7	368.6
Inventories, net	314.2	304.1
Prepaid expenses and other current assets	48.0	71.5
Total current assets	844.5	829.3
Property, plant and equipment, net	340.8	318.8
Goodwill and acquired intangible assets, net	1,428.1	1,383.5
Prepaid pension asset	88.5	111.0
Other assets, net	69.2	74.5
Total assets	$2,771.1	$2,717.1
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$138.8	$134.2
Accrued liabilities	261.1	240.3
Short-term debt, current portion of long-term debt and capital lease obligations	102.0	19.1
Total current liabilities	501.9	393.6
Long-term debt and capital lease obligations	515.8	761.5
Other long-term liabilities	198.3	217.9
Total liabilities	1,216.0	1,373.0
Total stockholders’ equity	1,555.1	1,344.1
Total liabilities and stockholders’ equity	$2,771.1	$2,717.1